EXHIBIT 15.2

Room 2-3, Floor 12, 7 Longjing Road, New North District, 401122 Chongqing, PRC
Tel: 6388-8768, 6388-8778
E-mail:sshlawfirm@21cn.com

Country Style Cooking Restaurant Chain Co., Ltd. (the “Company”)

No. 19 Yunshan South Road

Yubei District, Chongqing

People’s Republic of China

April 20, 2015

Dear Sirs,

Re: Filing of Form 20-F of the Company

We refer to the Form 20-F of the Company dated April 20, 2015 to be filed with U.S. Securities and Exchange Commission (“SEC”).

We hereby give our consent, and confirm that we have not withdrawn our consent, to the filing of the Form 20-F with SEC and all references to our name and our opinion in the form and context in which they appear in the Form 20-F, and further consent to the incorporation by reference of the summaries of our opinions under this caption into the Company’s registration statement on Form S-8 (File No. 333- 172125).

Yours faithfully,

For and on behalf of
Senswins Solicitors

/s/ Richard CAO

Name: Richard CAO
Position: Partner